Press Release For immediate release
Invesco Ltd. Announces May 31, 2016
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, June 9, 2016 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $791.1 billion, an increase of 0.9% month over month. The increase was driven by favorable market returns, net long-term inflows and an increase in money market AUM, which was partially offset by outflows in PowerShares QQQ and the negative impact of foreign exchange. FX decreased AUM by $2.9 billion. Preliminary average total AUM for the quarter through May 31 were $782.2 billion, and preliminary average active AUM for the quarter through May 31 were $651.2 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2016(a)	$791.1	$360.1	$194.5	$47.9	$75.5(b)	$113.1
April 30, 2016	$783.7	$358.4	$192.6	$47.8	$72.2	$112.7
March 31, 2016	$771.5	$359.5	$187.1	$46.8	$68.6	$109.5
February 29, 2016	$737.5	$336.9	$183.6	$44.4	$68.5	$104.1
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2016(a)	$657.7	$273.8	$156.5	$47.9	$75.4(b)	$104.1
April 30, 2016	$653.6	$273.5	$156.1	$47.8	$72.1	$104.1
March 31, 2016	$640.4	$272.4	$151.5	$46.8	$68.5	$101.2
February 29, 2016	$612.5	$256.2	$148.1	$44.4	$68.3	$95.5
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2016(a)	$133.4	$86.3	$38.0	$—	$0.1(b)	$9.0
April 30, 2016	$130.1	$84.9	$36.5	$—	$0.1	$8.6
March 31, 2016	$131.1	$87.1	$35.6	$—	$0.1	$8.3
February 29, 2016	$125.0	$80.7	$35.5	$—	$0.2	$8.6

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $68.5 billion in institutional money market AUM and $7.0 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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